Exhibit 99.1

ANACOR PHARMACEUTICALS REPORTS FIRST QUARTER 2015 FINANCIAL RESULTS

Palo Alto, CA — May 6, 2015 — Anacor Pharmaceuticals, Inc. (NASDAQ:ANAC) today announced its financial results for the quarter ended March 31, 2015.

“We continue to work with our partner Sandoz to optimize the commercial opportunity for KERYDIN® and believe, based on the continued growth in prescriptions, that we are making good progress,” said Paul L. Berns, Chairman and Chief Executive Officer of Anacor.  “In addition, we recently completed enrollment in both of our pivotal Phase 3 studies of AN2728 in patients with mild-to-moderate atopic dermatitis and continue to expect to announce top-line data in the third quarter of 2015.  Pending the results of these studies, we expect to submit an NDA to the FDA in the first half of 2016.”

Recent Highlights and Developments

•                  We received a launch payment of $25.0 million in January 2015 from our partner, Sandoz Inc. (“Sandoz”), a Novartis company, pursuant to the distribution and commercialization agreement we entered into in July 2014.  Under the agreement, we are entitled to 50% of the gross profits accrued by Sandoz on sales of KERYDIN, except that, for 2016, we are entitled to cumulative minimum gross profit sharing payments of $45.0 million and, in 2015, we start receiving gross profit-sharing payments after the first $50.0 million of gross profits have been accrued by Sandoz.

•                  We recently completed enrollment in both of our pivotal Phase 3 studies of our lead product development candidate, AN2728, an investigational non-steroidal topical PDE-4 inhibitor for the potential treatment of mild-to-moderate atopic dermatitis in children and adults.  Atopic dermatitis is a chronic rash characterized by inflammation and itch.  Approximately 18 to 25 million people in the United States have atopic dermatitis, and approximately 8% to 18% of all infants and children are affected by the disease.  Based on our market research, we believe there is a significant unmet medical need for a non-steroidal topical treatment for mild-to-moderate atopic dermatitis with the target product profile of AN2728.

•                  We continue to expect to announce top-line data from our pivotal Phase 3 studies of AN2728 in the third quarter of this year.

•                  In January 2015, we announced that we completed two two-year rodent carcinogenicity studies for AN2728 and that neither study identified any evidence of AN2728-related malignancies.

Selected Financial Results for the Quarter ended March 31, 2015

Distribution and commercialization agreement revenue for the first quarter of 2015 was $12.1 million. In the three months ended March 31, 2015, we recognized $10.1 million of the $25.0 million launch payment made to us by Sandoz in January 2015 based upon gross profits on sales of KERYDIN for the same period, as reported to us by Sandoz, $1.2 million from product sales of KERYDIN to Sandoz and $0.8 million of the $40.0 million in total upfront payments made to us by Sandoz in 2014.

Research contracts revenue for the first quarter of 2015 was $3.2 million, compared to $4.2 million for the comparable period in 2014.  The decrease from the prior year quarter was primarily due to a $1.2 million reduction in revenue as a result of the termination of the research term of our collaboration with Eli Lilly and Company effective April 2014.

Cost of goods sold of $0.8 million was recognized in the first quarter of 2015 for KERYDIN finished drug product that was released to Sandoz during the quarter.  Costs recorded in connection with the manufacture of KERYDIN drug product prior to the time that we started to capitalize such costs were recorded as research and development expenses.  As a result, the aggregate cost of goods sold that we record for 2015 relating to sales of KERYDIN to Sandoz is expected to be lower than the amount actually incurred to manufacture such drug product.

Research and development expenses for the first quarter of 2015 were $18.2 million, compared to $15.9 million for the comparable period in 2014.  The change versus the prior year quarter was primarily due to a $4.6 million increase in our AN2728 program costs, which was partially offset by a decrease of $3.3 million in costs relating to our KERYDIN program.

Selling, general and administrative expenses for the first quarter of 2015 were $8.1 million, compared to $8.3 million for the comparable period in 2014.  Increases in the current year quarter as compared to the prior year quarter of $1.8 million in stock-based compensation expense, $1.5 million in salary and benefits associated with additional personnel and $0.5 million in professional services expenses were more than offset by the absence of $3.7 million in non-recurring other stock-based compensation expense and severance costs and a decrease of $0.3 million in sales and marketing expenses.

Cash, cash equivalents and investments totaled $199.6 million at March 31, 2015, compared to $191.6 million at December 31, 2014.  Balances at March 31, 2015 and December 31, 2014 included cash and cash equivalents of $22.1 million and $16.0 million, short-term and long-term investments of $175.2 million and $171.9 million and restricted investments of $2.3 million and $3.7 million, respectively.

Conference Call and Webcast

Anacor will host a conference call at 5:00 p.m. ET / 2:00 p.m. PT today, during which management will discuss Anacor’s financial results and recent developments. The call may be accessed by dialing (877) 291-1367 (domestic) and (914) 495-8534 (international) five minutes prior to the start of the call.  The call will also be webcast live and can be accessed on the Events and Presentations page, under Investors, on Anacor’s website at www.anacor.com and will be available for three months following the call.

About Anacor Pharmaceuticals

Anacor is a biopharmaceutical company focused on discovering, developing and commercializing novel small-molecule therapeutics derived from its boron chemistry platform.  Anacor’s first approved drug, KERYDIN® (tavaborole) topical solution, 5%, is an oxaborole antifungal approved by the U.S. Food and Drug Administration in July 2014 for the topical treatment of onychomycosis of the toenails.  In July 2014, Anacor entered into an exclusive agreement with Sandoz Inc., a Novartis company, pursuant to which PharmaDerm, the branded dermatology division of Sandoz, distributes and commercializes KERYDIN in the United States.  In September 2014, PharmaDerm launched KERYDIN in the United States.  Anacor’s lead product development candidate is AN2728, an investigational non-steroidal topical PDE-4 inhibitor for the potential treatment of mild-to-moderate atopic dermatitis and psoriasis.  Beyond KERYDIN and AN2728, Anacor has discovered three investigational compounds that it has out-licensed for further development.  The first compound is licensed to Eli Lilly and Company for the potential treatment of an animal health indication.  The second compound, AN5568, also referred to as SCYX-7158, is licensed to Drugs for Neglected Diseases initiative for the potential treatment of human African trypanosomiasis.  The third compound is licensed to GlaxoSmithKline LLC for development in tuberculosis.  Anacor also has a pipeline of other internally discovered topical and systemic boron-based compounds in early stages of research and development.  These include AN3365, an investigational Gram-negative antibiotic, and certain other wholly-owned investigational product candidates. For more information, visit http://www.anacor.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding the progress, timing and results of Anacor’s clinical trials, the safety and efficacy of Anacor’s approved product and product development candidates, the timing of the potential approval of Anacor’s product development candidates, the commercial success of Anacor’s approved product and the timing and potential commercial success of Anacor’s product development candidates.  These statements constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  The words “may,” “might,” “will,” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” “intend,” “outlook,” “believe” and other similar expressions are intended to identify forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and Anacor undertakes no obligation to update any forward-looking statement except as required by law.  These forward-looking statements are based on estimates and assumptions by Anacor’s management that, although believed to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties.  The following represent some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by Anacor’s forward-looking statements:  the successful commercialization of KERYDIN pursuant to Anacor’s distribution and commercialization agreement with Sandoz Inc.; any issues, delays or failures arising during the course, or as a result, of Anacor’s Phase 3 pivotal studies or other studies relating to AN2728; any delay or failure by the U.S. Food and Drug Administration to approve AN2728; Anacor’s ability to timely and successfully launch, either alone or with a partner, AN2728, if approved; the impact of general economic, industry, market or political conditions; and the other risks and uncertainties identified in Anacor’s periodic filings, including Anacor’s Annual Report on Form 10-K for the year ended December 31, 2014.

ANACOR PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

	Three Months Ended March 31,
	2015	2014
	(unaudited)
Revenues:
Distribution and commercialization agreement	$12,069	$—
Research contracts	3,195	4,158
Total revenues	15,264	4,158

Operating expenses:
Cost of goods sold (1)	754	—
Research and development (1)	18,161	15,935
Selling, general and administrative (1)	8,145	8,328
Total operating expenses	27,060	24,263

Loss from operations	(11,796)	(20,105)
Interest income	192	64
Interest expense	(1,357)	(1,131)
Net loss	$(12,961)	$(21,172)
Net loss per share — basic and diluted	$(0.30)	$(0.51)
Weighted-average number of shares used in calculating net loss per share — basic and diluted	43,432,034	41,739,272

(1)         Includes the following stock-based compensation expenses:

Cost of goods sold	$63	$—
Research and development expenses	$1,550	$1,085
Selling, general and administrative expenses	$2,368	$3,651

ANACOR PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(in thousands)

	March 31, 2015	December 31, 2014
	(unaudited)	(audited)
Cash, cash equivalents and investments (1)	$199,570	$191,635
Convertible senior notes, net (2)	60,808	59,969
Accumulated deficit	(230,553)	(217,592)
Total stockholders’ equity	72,591	78,832

(1)         Balances at March 31, 2015 and December 31, 2014 included cash and cash equivalents of $22.1 million and $16.0 million, short-term and long-term investments of $175.2 million and $171.9 million and restricted investments of $2.3 million and $3.7 million, respectively.

(2)         The Company separately accounts for the debt and equity components of the 2.00% Convertible Senior Notes due 2021.  At March 31, 2015, the net carrying amount of the liability component was $60.8 million, and the unamortized discount on the liability component was $29.7 million.  The aggregate outstanding principal amount of the Convertible Senior Notes was $90.5 million.

Company Contacts:

Anacor Pharmaceuticals, Inc.

Geoff Parker

Executive Vice President and Chief Financial Officer

650.543.7516

DeDe Sheel

Senior Director, Investor Relations and Corporate Communications

650.543.7575